EXHIBIT 99.1

                                             Contacts:  Walter Berger, EVP & CFO
                                         Kate Healey, Media & Investor Relations
                                                                    317.266.0100
For Immediate Release
Tuesday, March 13, 2001

          EMMIS COMMUNICATIONS ANNOUNCES PROPOSED $200 MILLION OFFERING
                            OF SENIOR DISCOUNT NOTES

Indianapolis...Emmis Communications Corporation (Nasdaq: EMMS) today announced that it plans an offering of $200 million of gross proceeds of senior discount notes by EMMIS Escrow Corporation, a wholly-owned subsidiary of EMMIS. The net proceeds will be used to fund the acquisition of three radio stations in Phoenix, Arizona from Hearst-Argyle Television Inc. (NYSE: HTV) and to pay-down a portion of the company's credit facility. These transactions are expected to close before the end of the month.

The offering will be conducted pursuant to Rule 144A under the Securities Act of 1933. The securities have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering sold would be unlawful.

EMMIS Communications (NASDAQ: EMMS) is a diversified media firm with radio broadcasting, television broadcasting and magazine publishing operations. EMMIS' 20 FM and 3 AM radio stations serve the nation's largest markets of New York, Los Angeles and Chicago as well as Phoenix, Denver, St. Louis, Indianapolis and Terre Haute, IN. In addition, EMMIS owns two radio networks, 15 television stations, award-winning regional and specialty magazines and ancillary businesses in broadcast sales, publishing, and interactive products.

Certain statements included above which are not statements of historical fact, including financial data for quarters or other periods that are not yet completed and statements identified with the words "plan," "proposed," "expect," "will," or "would" are intended to be, and are, identified as "forward-looking statements," as defined in the Securities and Exchange Act of 1934, as amended, and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of EMMIS to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others, general economic and business conditions; fluctuations in the demand for advertising; increased competition in the broadcasting industry; inability to obtain necessary approvals for our pending acquisitions or to complete our pending acquisitions; changes in the costs of programming; inability to grow through suitable acquisitions, including the desired radio; and other factors mentioned in documents filed by EMMIS with the Securities and Exchange Commission. EMMIS does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.